EXHIBIT 99.1

Northwest Bancorporation, Inc. Announces Second Quarter Financial Information

Randall L. Fewel, President & Chief Executive Officer of Northwest Bancorporation, Inc. (OTCBB:NBCT), the parent company of Inland Northwest Bank (the "Bank"), today announced second-quarter 2006 net income for the Company of $646,389. For the six-months, year-to-date, net income for the Company is $1,255,725. Quarterly earnings increased $140,402 (28%) over results reported for the same quarter in 2005 and for the six-months, year-to-date, net income increased $299,718 (31%). Current year, fully diluted earnings-per-share report at $0.29 and $0.56 for the second-quarter and year-to-date, respectively. In 2005, for the same periods, earnings-per-share reported at $0.22, and $0.42. Annualized return on average assets for the six-months, year-to-date 2006 reports at 0.98%, with return on average equity reporting at 11.4%.

Total assets for the Company were $263 million at the end of June, 2006, a $24 million increase (10%) when compared to total assets of $239 million reported on June 30, 2005.

Included in the Company's financial results is the excellent growth in earnings reported by the Bank. For the six-months ending June 30, 2006, the Bank reported 35% higher net income than for the similar period last year ($1,353,153 compared to $1,003,203). The Bank reported net outstanding loans, including loans held for sale, of $204 million on June 30, 2006, a $32 million (19%) increase when compared with June 30, 2005. Deposits, after eliminating inter-company balances, were $205 million, $15 million higher (8%) than on June 30, 2005.

Mr. Fewel expressed satisfaction with the improvement in earnings, which he attributed primarily to an improvement in net interest income. On a pre-tax basis, net interest income for the year increased by approximately $916 thousand, with about 35% of the increase due to improved net interest margins and the remainder due to higher loan balances. Non-interest income was about 2% ($18 thousand) lower than in the second-quarter 2005; lower account service charges were responsible for the drop. Non-interest expense, exclusive of employee costs, was $53 thousand higher than for the year-to-date 2005; most of the increase was in occupancy and other fixed asset costs and was related to expenses at branches added to the Bank's network in 2005 and 2006. Salaries and benefits were $314 thousand higher, primarily due to the addition of staff at the Bank's new Walla Walla branch and the hiring of additional lenders at the Bank's downtown Spokane office.

Because of significant growth in the loan portfolio, the Bank expensed $180 thousand to the provision for loan losses, compared to $144 thousand during the first-half 2005. Actual loan losses, however, were negligible and were, in fact, more than offset by recoveries on prior-year losses. For the six months year-to-date recoveries exceed losses by $20 thousand. Credit quality remains good, with past-due and non-accrual loans representing only 0.45% of the total loan portfolio. Other Real Estate Owned (property that the Bank acquired because of default on loans) dropped from $606 thousand in June 2005 to only $5 thousand at the end of June this year.

Fees earned on the sale of mortgage loans were approximately equal to prior year experience, $284 thousand compared to $287 thousand in the first-half of 2005. Mr. Fewel noted that the Bank's mortgage department continues to contribute significantly to Bank earnings. "As with last year," Mr. Fewel said, "the focus of our mortgage department is directed more towards new construction lending. Construction loans typically remain on our books for six to twelve months and were a significant contributor in the first-half, to the improvement that we saw in net interest income. Permanent mortgage lending, refinance and new home purchase loans are holding their own; the dollar volume of mortgage loans produced in the first half of this year was comparable to production in the equivalent period last year. To protect against undue interest rate risk, the Bank does not hold long-term fixed rate mortgage loans in its loan portfolio; rather, once closed, fixed rate mortgage loans are sold to institutional investors, generating non-interest income for the Bank from loan origination fees, service release premiums and other fees received."

Mr. Fewel indicated that a highlight of the second-quarter was the opening of Inland Northwest Bank's new Spokane branch on April 24th at the northeast corner of Ruby Street and Ermina Avenue. During the second-quarter, the Bank also purchased land in Hayden, Idaho and entered into a long-term lease for land located in northwest Spokane; both parcels are being held for future branch development. Additionally, Fewel noted that the Bank was excited to be able to provide support to the Spokane Public Facilities District for the Spokane Opera House. The Bank has agreed to contribute a total of $1.5 million over the next ten years, which will be used to provide much-needed improvements to the facility. In exchange, the PFD has agreed to rename the venue the INB Performing Arts Center. "This is a wonderful opportunity for INB to make a lasting contribution to enhance the cultural fabric of our community," Fewel said.

Note: This press release contains "forward-looking statements" within the meaning of federal securities law, including statements concerning loan and deposit growth expected during the latter part of the current year, business strategies and their intended results, and similar statements concerning expectations that are not historical facts. The forward-looking statements in this press release are subject to numerous risks and uncertainties, including the effects of economic conditions, demand for financial services, competitive conditions in the financial markets, and the availability of capital to finance growth, which could cause actual results to differ materially from those expressed in or implied by the statements herein.

CONTACT:  Northwest Bancorporation, Inc.
          Randall L. Fewel, President and CEO
          (509) 456-8888